Release:     April 23, 2019

CP reports first-quarter revenues of $1.77 billion; strong momentum heading into second quarter

Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced first-quarter revenues of $1.77 billion and reported diluted earnings per share (EPS) of $3.09, or $2.79 on an adjusted diluted EPS basis.

“This past winter was one of the most challenging in my railroading career,” said CP President and Chief Executive Officer, Keith Creel. “I applaud our employees for their resiliency in overcoming loss and pushing through extraordinary conditions and challenges throughout February and March. Our commitment to precision scheduled railroading enabled a strong recovery, and gives us a solid foundation moving forward.”

FIRST-QUARTER HIGHLIGHTS

•	Revenues increased by 6 percent to $1.77 billion, from $1.66 billion last year

•	Reported diluted EPS of $3.09, a 28 percent increase from $2.41 last year, and adjusted diluted EPS was $2.79, a 3 percent increase from $2.70 last year

•	Operating ratio was 69.3 percent, an increase of 180 basis points compared to last year’s operating ratio of 67.5 percent

“I thank our customers and stakeholders for working with and supporting CP over the past few months, and our 13,000-strong CP family for their tireless dedication,” Creel said. “As we look forward, we remain confident in our ability to deliver record financial and operating results in 2019.”

As noted on January 23, 2019, CP expects to grow volumes, as measured in revenue ton miles (RTMs), in the mid-single digits and generate double digit adjusted diluted EPS growth in 20191.

CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. eastern time (2:30 p.m. mountain time) today.

Conference Call Access
Toronto participants dial in number: 1-647-427-7450 Operator assisted toll free dial in number: 1-888-231-8191 Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca

A replay of the first-quarter conference call will be available by phone through to May 7, 2019 at 416-849-0833 or toll free 1-855-859-2056, password 8383898.

Access to the webcast and audio file of the presentation will be made available at investor.cpr.ca

1. CP’s expectations for adjusted diluted EPS growth in 2019 are based on adjusted diluted EPS of $14.51 in 2018. CP reported diluted EPS of $13.61 in 2018.

Non-GAAP Measures
In this news release, CP has provided a forward-looking non-GAAP measure. It is not practicable to provide a reconciliation to a forward-looking reported diluted EPS, the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Note on forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to, the success of our business, our operations, priorities and plans, anticipated financial and operational performance, including our 2019 full-year guidance, expected RTM and adjusted diluted EPS growth, business prospects, planned capital expenditures, programs and strategies. The purpose of the 2019 adjusted diluted EPS growth projection is to assist readers in understanding our expected and targeted financial results, and this information may not be appropriate for other purposes.

The forward-looking information contained in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: foreign exchange rates, effective tax rates, land sales and pension income (including as specified in this news release); North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; and the satisfaction by third parties of their obligations to CP. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks associated with agricultural production, such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; climate change; and various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q.

The forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars, except share and per share data)	2019	2018
Revenues (Note 3)
Freight	$1,726	$1,625
Non-freight	41	37
Total revenues	1,767	1,662
Operating expenses
Compensation and benefits	406	374
Fuel	209	215
Materials	57	55
Equipment rents	35	33
Depreciation and amortization	160	170
Purchased services and other	357	275
Total operating expenses	1,224	1,122

Operating income	543	540
Less:
Other (income) expense (Note 5)	(47)	51
Other components of net periodic benefit recovery (Note 13)	(97)	(96)
Net interest expense	114	115
Income before income tax expense	573	470
Income tax expense (Note 6)	139	122
Net income	$434	$348

Earnings per share (Note 7)
Basic earnings per share	$3.10	$2.41
Diluted earnings per share	$3.09	$2.41

Weighted-average number of shares (millions) (Note 7)
Basic	140.1	144.4
Diluted	140.5	144.8

Dividends declared per share	$0.6500	$0.5625
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2019	2018
Net income	$434	$348
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	16	(20)
Change in derivatives designated as cash flow hedges	2	21
Change in pension and post-retirement defined benefit plans	20	29
Other comprehensive income before income taxes	38	30
Income tax (expense) recovery on above items	(22)	6
Other comprehensive income (Note 4)	16	36
Comprehensive income	$450	$384
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	March 31	December 31
(in millions of Canadian dollars)	2019	2018
Assets
Current assets
Cash and cash equivalents	$352	$61
Accounts receivable, net	744	815
Materials and supplies	182	173
Other current assets	98	68
	1,376	1,117
Investments	201	203
Properties (Note 9)	18,312	18,418
Goodwill and intangible assets	198	202
Pension asset	1,352	1,243
Other assets (Note 9)	471	71
Total assets	$21,910	$21,254
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities (Note 9)	$1,312	$1,449
Long-term debt maturing within one year (Note 8, 9, 11)	496	506
	1,808	1,955
Pension and other benefit liabilities	714	718
Other long-term liabilities (Note 9)	598	237
Long-term debt (Note 8, 9, 11)	8,427	8,190
Deferred income taxes	3,549	3,518
Total liabilities	15,096	14,618
Shareholders’ equity
Share capital	1,997	2,002
Additional paid-in capital	46	42
Accumulated other comprehensive loss (Note 4)	(2,027)	(2,043)
Retained earnings	6,798	6,635
	6,814	6,636
Total liabilities and shareholders’ equity	$21,910	$21,254
Contingencies (Note 14)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2019	2018
Operating activities
Net income	$434	$348
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	160	170
Deferred income taxes (Note 6)	38	41
Pension recovery and funding (Note 13)	(88)	(72)
Foreign exchange (gain) loss on debt and lease liabilities (Note 5)	(45)	49
Other operating activities, net	45	(21)
Change in non-cash working capital balances related to operations	(131)	(118)
Cash provided by operating activities	413	397
Investing activities
Additions to properties	(224)	(241)
Proceeds from sale of properties and other assets	6	4
Other	(1)	(1)
Cash used in investing activities	(219)	(238)
Financing activities
Dividends paid	(91)	(82)
Issuance of CP Common Shares	4	8
Purchase of CP Common Shares (Note 10)	(207)	(298)
Issuance of long-term debt, excluding commercial paper (Note 8)	397	—
Repayment of long-term debt, excluding commercial paper	(5)	(5)
Cash provided by (used in) financing activities	98	(377)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(1)	5
Cash position
Increase (decrease) in cash and cash equivalents	291	(213)
Cash and cash equivalents at beginning of period	61	338
Cash and cash equivalents at end of period	$352	$125

Supplemental disclosures of cash flow information:
Income taxes paid	$149	$104
Interest paid	$149	$143
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at December 31, 2018, as previously reported	140.5	$2,002	$42	$(2,043)	$6,635	$6,636
Impact of accounting change (Note 2)	—	—	—	—	(5)	(5)
Balance at January 1, 2019, as restated	140.5	$2,002	$42	$(2,043)	$6,630	$6,631
Net income	—	—	—	—	434	434
Other comprehensive income (Note 4)	—	—	—	16	—	16
Dividends declared ($0.6500 per share)	—	—	—	—	(91)	(91)
Effect of stock-based compensation expense	—	—	5	—	—	5
CP Common Shares repurchased (Note 10)	(0.7)	(10)	—	—	(175)	(185)
Shares issued under stock option plan	—	5	(1)	—	—	4
Balance at March 31, 2019	139.8	$1,997	$46	$(2,027)	$6,798	$6,814
Balance at January 1, 2018	144.9	$2,032	$43	$(1,741)	$6,103	$6,437
Net income	—	—	—	—	348	348
Other comprehensive income (Note 4)	—	—	—	36	—	36
Dividends declared ($0.5625 per share)	—	—	—	—	(81)	(81)
Effect of stock-based compensation expense	—	—	4	—	—	4
CP Common Shares repurchased (Note 10)	(1.3)	(20)	—	—	(298)	(318)
Shares issued under stock option plan	0.1	10	(2)	—	—	8
Balance at March 31, 2018	143.7	$2,022	$45	$(1,705)	$6,072	$6,434
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2019
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2018 annual consolidated financial statements and notes included in CP's 2018 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2018 annual consolidated financial statements, except for the newly adopted accounting policy discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2019

Leases

On January 1, 2019, the Company adopted the new Accounting Standards Update ("ASU") 2016-02, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 842, Leases. Using the cumulative-effect adjustment transition approach, the Company recognized a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Accordingly, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods.

In January 2019, the Company adapted existing internal controls and implemented a lease management system to assist in delivering the required accounting changes. To facilitate the transition, the Company made policy choices to utilize available practical expedients provided by the new standard, including the:

•
Acceptance of the package of practical expedients, permitting the Company not to reassess lease existence, classification, and capitalization of initial direct costs previously determined for all leases under Topic 840, Leases;

•	Acceptance of the previous accounting treatment for land easements where Topic 840 was not applied; and

•	Use of hindsight at transition to determine lease term length.

Finance leases were transitioned with no significant changes to existing balances. Operating leases with fixed terms and in-substance fixed terms were transitioned by recognizing both an operating lease liability and right-of-use ("ROU") asset. Operating lease liabilities and ROU assets were calculated at the present value of remaining lease payments using the Company’s incremental borrowing interest rate as at January 1, 2019. ROU assets were further modified to include previously accrued balances for prepayments and initial direct costs, but reduced for accrued lease incentives. The Company did not recognize operating lease liabilities or ROU assets for leases requiring variable payment not dependent on an index or rate, or short term leases with a term of 12 months or less.

The standard had a material impact on the Company's Interim Consolidated Balance Sheets, but did not have a significant impact on its Interim Consolidated Statements of Income. The most significant impact was the recognition of operating lease ROU assets and operating lease liabilities, while the Company's accounting of finance leases remained substantially unchanged.

The impact of the adoption of ASC 842 as at January 1, 2019 is as follows:

(in millions of Canadian dollars)	As reported December 31, 2018	New lease standard cumulative-effect	As restated January 1, 2019
Assets
Properties	$18,418	$(12)	$18,406
Other assets	71	399	470
Liabilities
Accounts payable and accrued liabilities	$1,449	$58	$1,507
Other long-term liabilities	237	337	574
Deferred income taxes	3,518	(3)	3,515
Shareholders' equity
Retained earnings	$6,635	$(5)	$6,630

There was no significant impact to lessor accounting upon the adoption of ASC 842.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended March 31
(in millions of Canadian dollars)	2019	2018
Freight
Grain	$380	$357
Coal	158	151
Potash	114	112
Fertilizers and sulphur	57	61
Forest products	73	66
Energy, chemicals and plastics	315	257
Metals, minerals, and consumer products	173	183
Automotive	76	71
Intermodal	380	367
Total freight revenues	1,726	1,625
Non-freight excluding leasing revenues	26	23
Revenues from contracts with customers	1,752	1,648
Leasing revenues	15	14
Total revenues	$1,767	$1,662
Contract liabilities

	For the three months ended March 31
(in millions of Canadian dollars)	2019	2018
Balance at January 1	$2	$2
Balance at March 31	$73	$2

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue and are presented as components of Accounts payable and accrued liabilities and Other long-term liabilities on the Company's Interim Consolidated Balance Sheets. Revenue recognized during the three months ended March 31, 2019 included in contract liabilities at the beginning of the period was $2 million (March 31, 2018 - $2 million). Increases in contract liabilities arising from cash received net of amounts recognized as revenue on satisfaction of performance obligations, was $71 million.

4    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended March 31
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2019	$113	$(62)	$(2,094)	$(2,043)
Other comprehensive loss before reclassifications	—	(1)	(1)	(2)
Amounts reclassified from accumulated other comprehensive loss	—	2	16	18
Net other comprehensive income	—	1	15	16
Closing balance, March 31, 2019	$113	$(61)	$(2,079)	$(2,027)
Opening balance, January 1, 2018	$109	$(89)	$(1,761)	$(1,741)
Other comprehensive income (loss) before reclassifications	—	13	(1)	12
Amounts reclassified from accumulated other comprehensive loss	—	2	22	24
Net other comprehensive income	—	15	21	36
Closing balance, March 31, 2018	$109	$(74)	$(1,740)	$(1,705)
(1) Amounts are presented net of tax.
Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	2019	2018
Amortization of prior service costs(1)	$—	$(1)
Recognition of net actuarial loss(1)	21	30
Total before income tax	21	29
Income tax recovery	(5)	(7)
Total net of income tax	$16	$22
(1) Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

5    Other (income) expense

	For the three months ended March 31
(in millions of Canadian dollars)	2019	2018
Foreign exchange (gain) loss on debt and lease liabilities	$(45)	$49
Other foreign exchange gains	(3)	(1)
Other	1	3
Other (income) expense	$(47)	$51

6    Income taxes

	For the three months ended March 31
(in millions of Canadian dollars)	2019	2018
Current income tax expense	$101	$81
Deferred income tax expense	38	41
Income tax expense	$139	$122

The effective tax rates for the three months ended March 31, 2019 was 24.24%, compared to 25.92% for the same period in 2018.

For the three months ended March 31, 2019, the effective tax rate excluding the discrete item of the foreign exchange ("FX") gain of $45 million on debt and lease liabilities, was 25.75%.

For the three months ended March 31, 2018, the effective tax rate excluding the discrete items of the FX loss of $49 million on the Company's U.S. dollar-denominated debt was 24.75%.

7    Earnings per share

At March 31, 2019, the number of shares outstanding was 139.8 million (March 31, 2018 - 143.7 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended March 31
(in millions)	2019	2018
Weighted-average basic shares outstanding	140.1	144.4
Dilutive effect of stock options	0.4	0.4
Weighted-average diluted shares outstanding	140.5	144.8

For the three months ended March 31, 2019, there were 0.2 million options excluded from the computation of diluted earnings per share because their effects were not dilutive (three months ended March 31, 2018 - 0.2 million).

8    Debt

Issuance of long-term debt

During the first quarter of 2019, the Company issued $400 million 3.150% 10-year notes due March 13, 2029 for net proceeds of $397 million. These Notes pay interest semi-annually and are unsecured but carry a negative pledge.

9 Leases

The Company has operating leases for rolling stock, buildings, vehicles, railway equipment, and roadway machines, and finance leases for rolling stock. CP has entered into rolling stock leases that are fully variable or contain both fixed and variable components. Variable components are dependent on the hours and miles that the underlying equipment has been used. Fixed term, short-term, and variable operating lease costs are recorded in Equipment rents and Purchased services and other on the Company's Interim Consolidated Income Statements. Components of finance lease costs are recorded in Depreciation and amortization and Net interest expense on the Company's Interim Consolidated Income Statements.

The Company determines lease existence and classification at the lease inception date. Leases are identified when an agreement conveys the right to control identified property for a period of time in exchange for consideration. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating leases are included in Other assets, Accounts payable and accrued liabilities, and Other long-term liabilities on the Company's Interim Consolidated Balance Sheets. Finance leases are included in Properties, Long-term debt maturing within one year, and Long-term debt on the Company's Interim Consolidated Balance Sheets.

Operating and finance lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease payments include fixed and variable payments that are based on an index or a rate. As most of the Company's leases do not provide a readily determinable implicit interest rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Operating and finance lease ROU assets also include lease prepayments and initial direct costs, but are reduced by lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise these options. The Company’s leases have remaining terms from one to 12 years, some of which include options to extend for up to an additional 10 years and some of which include options to terminate within one year.

The Company has short-term operating leases with terms of 12 months or less, some of which include options to purchase that the Company is not reasonably certain to exercise. The Company has elected to apply the recognition exemption and, as such, accounts for leases with a term of 12 months or less off-balance sheet. Therefore, lease payments on these short-term operating leases are not included in operating lease ROU assets and liabilities, but are recognized as an expense in the Company's Consolidated Statements of Income on a straight-line basis over the term of the lease. Further, the Company has elected to combine lease and non-lease components for all leases, except for leases of roadway machines.

Residual value guarantees are provided on certain rolling stock and vehicle operating leases. Cumulatively, these guarantees are limited to $2 million and are not included in lease liabilities as it is not currently probable that any amounts will be owed under these residual value guarantees.

The components of lease expense are as follows:

For the three months ended March 31
(in millions of Canadian dollars)	2019
Operating lease cost	$22
Short-term lease cost	1
Variable lease cost	1

Finance Lease Cost
Amortization of right-of use-assets	2
Interest on lease liabilities	3

Total lease costs	$29

Supplemental balance sheet information related to leases is as follows:

As at March 31
(in millions of Canadian dollars)	2019
Operating Leases
Other assets	$394

Accounts payable and accrued liabilities	71
Other long-term liabilities	315

Finance Leases
Properties, net book value	$179

Long-term debt maturing within one year	5
Long-term debt	150

Weighted Average Remaining Lease Term
Operating leases	8 years
Finance leases	5 years

Weighted Average Discount Rate
Operating leases	3.50%
Finance leases	7.12%

Supplemental information related to leases is as follows:

For the three months ended March 31
(in millions of Canadian dollars)	2019
Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$28
Operating cash flows from finance leases	3
Financing cash flows from finance leases	1

Right-of-use assets obtained in exchange for lease liabilities
Operating leases	$9

Maturities of lease liabilities are as follows:

	As at March 31, 2019
(in millions of Canadian dollars)	Finance Leases	Operating Leases
2019	$6	$67
2020	9	70
2021	9	55
2022	111	48
2023	9	49
Thereafter	30	154
Total lease payments	$174	$443
Less: Imputed interest	19	57
Present value of lease payments	$155	$386

10    Shareholders' equity

On October 19, 2018, the Company announced a new normal course issuer bid ("NCIB"), commencing October 24, 2018, to purchase up to 5.68 million of its Common Shares in the open market for cancellation before October 23, 2019. As at March 31, 2019, the Company had purchased 2.89 million Common Shares for $753 million under this NCIB program.

On May 10, 2017, the Company announced a new NCIB, commencing May 15, 2017, to purchase up to 4.38 million Common Shares for cancellation before May 14, 2018. The Company completed this NCIB on May 10, 2018.

All purchases were made in accordance with the NCIB at prevalent market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to retained earnings.

The following table describes activities under the share repurchase program:

	For the three months ended March 31
	2019	2018
Number of Common Shares repurchased(1)	707,678	1,435,700
Weighted-average price per share(2)	$261.73	$221.76
Amount of repurchase (in millions)(2)	$185	$318
(1) Includes shares repurchased but not yet canceled at quarter end.
(2) Includes brokerage fees.

11    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

When possible, the estimated fair value is based on quoted market prices and, if not available, it is based on estimates from third party brokers. For non-exchange-traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, FX and commodity) and volatility, depending on the type of derivative and the nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value. All derivatives and long-term debt are classified as Level 2.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt:

(in millions of Canadian dollars)	March 31, 2019	December 31, 2018
Long-term debt (including current maturities):
Fair value	$10,175	$9,639
Carrying value	8,923	8,696

The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end.

B. Financial risk management

Derivative financial instruments

Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Company's Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into and at least quarterly thereafter, an assessment is made as to whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in the value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar-denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar-denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the net investment hedge recognized in “Other comprehensive income” for the three months ended March 31, 2019 was an unrealized FX gain of $120 million (three months ended March 31, 2018 - unrealized FX loss of $151 million).

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by ongoing market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

During the second quarter of 2018, the Company settled a notional U.S. $500 million of forward starting swaps related to the U.S. $500 million 4.000% 10-year Notes issued in the same period. The fair value of these derivative instruments at the time of settlement was a loss of U.S. $19 million ($24 million). The changes in fair value from the forward starting swaps for the three months ended March 31, 2019 was $nil (three months ended March 31, 2018 - gain of $19 million). This was recorded in "Accumulated other comprehensive loss”, net of tax, and is being reclassified to "Net interest expense" on the Interim Consolidated Statements of Income until the underlying hedged notes are repaid.

For the three months ended March 31, 2019, a net loss of $2 million related to settled forward starting swap hedges has been amortized to “Net interest expense” (three months ended March 31, 2018 - a net loss of $3 million). The Company expects that during the next twelve months, an additional $9 million of net losses will be amortized to “Net interest expense”.

12    Stock-based compensation

At March 31, 2019, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee share purchase plan. These plans resulted in an expense for the three months ended March 31, 2019 of $34 million (three months ended March 31, 2018 - an expense of $14 million).

Stock option plan

In the three months ended March 31, 2019, under CP’s stock option plans, the Company issued 215,537 options at the weighted-average price of $271.84 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at the grant date was approximately $14 million. The weighted-average fair value assumptions were approximately:

For the three months ended March 31, 2019
Grant price	$271.84
Expected option life (years)(1)	5.00
Risk-free interest rate(2)	2.24%
Expected stock price volatility(3)	25.05%
Expected annual dividends per share(4)	$2.6000
Expected forfeiture rate(5)	6.00%
Weighted-average grant date fair value per option granted during the period	$63.65

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour was used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.

(3)	Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.

(4)	Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.

(5)	The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plan

In the three months ended March 31, 2019, the Company issued 128,010 PSUs with a grant date fair value of approximately $34 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs is measured periodically until settlement, using either a lattice-based valuation model or a Monte Carlo simulation model.

The performance period for 127,431 PSUs issued in the three months ended March 31, 2019 is January 1, 2019 to December 31, 2021, and the performance factors for these PSUs are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I Railways. The performance factors for the remaining 579 PSUs are annual revenue for the fiscal year 2020, diluted EPS for the fiscal year 2020, and share price appreciation.

The performance period for the PSUs issued in 2016 was January 1, 2016 to December 31, 2018. The performance factors for these PSUs were Operating Ratio, ROIC, TSR compared to the S&P/TSX 60 index, and TSR compared to Class I railways. The resulting payout was 177% of the outstanding units multiplied by the Company's average share price that was calculated using the last 30 trading days preceding December 31, 2018. In the first quarter of 2019, payouts occurred on the total outstanding awards, including dividends reinvested, totaling $54 million on 117,228 outstanding awards.

Deferred share unit plan

In the three months ended March 31, 2019, the Company granted 13,179 DSUs with a grant date fair value of approximately $3 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

13    Pension and other benefits

In the three months ended March 31, 2019, the Company made contributions of $11 million (three months ended March 31, 2018 - $1 million, which is net of a $10 million refund of plan surplus) to its defined benefit pension plans. Net periodic benefit costs for defined benefit pension plans and other benefits recognized in the three months ended March 31, 2019 and 2018 included the following components:

	For the three months ended March 31
	Pensions		Other benefits
(in millions of Canadian dollars)	2019	2018	2019	2018
Current service cost (benefits earned by employees)	$27	$30	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	112	110	5	4
Expected return on fund assets	(237)	(239)	—	—
Recognized net actuarial loss	21	29	2	1
Amortization of prior service costs	—	(1)	—	—
Total other components of net periodic benefit (recovery) cost	(104)	(101)	7	5
Net periodic benefit (recovery) cost	$(77)	$(71)	$10	$8

14    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at March 31, 2019 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montreal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montreal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group. The previous day, CP had interchanged the train to the MMA Group, and after the interchange, the MMA Group exclusively controlled the train.

In the wake of the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act, R.S.C., 1985, c. C-36 and MMAR filed for bankruptcy in the United States. Plans of arrangement have been approved in both Canada and the U.S. (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced after the derailment in Canada and/or in the U.S. against CP and others:

(1)
Québec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "Minister") ordered various parties, including CP, to clean up the derailment site (the “Cleanup Order”). CP appealed the Cleanup Order to the Administrative Tribunal of Québec (the “TAQ”). The Minister subsequently served a Notice of Claim seeking $95 million for compensation spent on cleanup. CP filed a contestation of the Notice of Claim with the TAQ (the “TAQ Proceeding”). CP and the Minister agreed to stay the TAQ Proceedings pending the outcome of the Province of Québec's action, described in item #2 below.

(2)
Québec’s Attorney General sued CP in the Québec Superior Court initially claiming $409 million in damages, which claim was amended and reduced to $315 million (the “Province’s Action”). The Province’s Action alleges that CP exercised custody or control over the petroleum crude oil until its delivery to Irving Oil and was negligent in that custody and control. The province alleges that CP is jointly and severally liable with third parties responsible for the derailment and vicariously liable for the acts and omissions of MMAC.

(3)
A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic at the time of the derailment (the “Class Action”) was certified against CP, MMAC and the train conductor, Mr. Thomas Harding ("Harding"). The Class Action seeks unquantified damages, including for wrongful death, personal injury, and property damage arising from the derailment. All known wrongful death claimants in the Class Action have opted out and, by court order, cannot re-join the Class Action.

(4)
Eight subrogated insurers sued CP in the Québec Superior Court initially claiming approximately $16 million in damages, which claim was amended and reduced to $14 million (the “Promutuel Action”) and two additional subrogated insurers sued CP in the Québec Superior Court claiming approximately $3 million in damages (the “Royal Action”). Both Actions contain essentially the same allegations as the Province’s Action. The lawsuits do not identify the parties to which the insurers are subrogated, and therefore the extent to which these claims overlap with the proof of claims process under the Plans is difficult to determine at this stage. The Royal Action has been stayed pending the determination of the consolidated proceedings described below.

The Province’s Action, the Class Action and the Promutuel Action have been consolidated and will proceed together through the litigation process in the Québec Superior Court. While each Action will remain a separate legal proceeding, there will be a trial to determine liability issues commencing mid-September 2020, and subsequently, if necessary, a trial to determine damages issues.

(5)
Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering. These plaintiffs assert essentially the same allegations as those contained in the Class Action and the Province’s Action against CP. The plaintiffs assert they have opted-out of the Class Action. All but two of the plaintiffs were plaintiffs in litigation against CP, described in paragraph 7 below, that originated in the U.S. who either withdrew their claims or had their case dismissed in the U.S.

(6)
An adversary proceeding commenced against CP in November 2014 in the Maine Bankruptcy Court by the MMAR U.S. estate representative (“Estate Representative”) accuses CP of failing to abide by certain regulations (the “Adversary Proceeding”). The Estate Representative alleges that CP knew or ought to have known that the shipper had misclassified the petroleum crude oil and therefore should have refused to transport it. The Estate Representative seeks damages for MMAR’s business value (as yet unquantified) allegedly destroyed by the derailment.

(7)
A class action and mass tort action on behalf of Lac-Mégantic residents and wrongful death representatives commenced in Texas in June 2015 and wrongful death and personal injury actions commenced in Illinois and Maine in June 2015 against CP were all removed and subsequently transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and mis-packaged the petroleum crude oil being shipped. On CP’s motion, the Maine Actions were dismissed by the Court on several grounds. The plaintiffs are appealing the dismissal decision.

(8)
The Trustee (the “WD Trustee”) for the wrongful death trust (the “WD Trust”), as defined and established by the Estate Representative under the Plans, asserts Carmack Amendment claims against CP in North Dakota federal court (the “Carmack Claims”). The WD Trustee seeks to recover approximately $6 million for damaged rail cars and lost crude and recover the settlement amounts the consignor and the consignee paid to the bankruptcy estates, alleged to be $110 million and $60 million, respectively. On CP’s motion, the District Court in North Dakota dismissed the Carmack Claims on timeliness grounds. The WD Trustee appealed this decision to the Eighth Circuit Court of Appeals ("8CCA"), who reversed that decision and remanded the matter back to the District Court. CP sought reconsideration by the 8CCA, but the 8CCA denied rehearing. CP filed a petition for judicial review of this decision to the Supreme Court on February 13, 2019. The WD Trustee’s response is due April 24, 2019. This petition is pending. Failing this judicial review, CP will seek dismissal of the Carmack Claims on various other grounds.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending the above noted proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized.
Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three months ended March 31, 2019 was $1 million (three months ended March 31, 2018 - $1 million). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at March 31, 2019 was $81 million (December 31, 2018 - $82 million). Payments are expected to be made over 10 years through 2029.

15 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,244	$482	$—	$1,726
Non-freight	—	29	114	(102)	41
Total revenues	—	1,273	596	(102)	1,767
Operating expenses
Compensation and benefits	—	274	130	2	406
Fuel	—	165	44	—	209
Materials	—	38	15	4	57
Equipment rents	—	33	2	—	35
Depreciation and amortization	—	96	64	—	160
Purchased services and other	—	278	187	(108)	357
Total operating expenses	—	884	442	(102)	1,224
Operating income	—	389	154	—	543
Less:
Other (income) expense	(5)	(43)	1	—	(47)
Other components of net periodic benefit (recovery) expense	—	(98)	1	—	(97)
Net interest (income) expense	(1)	122	(7)	—	114
Income before income tax expense and equity in net earnings of subsidiaries	6	408	159	—	573
Less: Income tax expense	—	104	35	—	139
Add: Equity in net earnings of subsidiaries	428	124	—	(552)	—
Net income	$434	$428	$124	$(552)	$434

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,155	$470	$—	$1,625
Non-freight	—	27	89	(79)	37
Total revenues	—	1,182	559	(79)	1,662
Operating expenses
Compensation and benefits	—	257	115	2	374
Fuel	—	168	47	—	215
Materials	—	35	15	5	55
Equipment rents	—	31	2	—	33
Depreciation and amortization	—	104	66	—	170
Purchased services and other	—	218	143	(86)	275
Total operating expenses	—	813	388	(79)	1,122
Operating income	—	369	171	—	540
Less:
Other expense (income)	6	48	(3)	—	51
Other components of net periodic benefit recovery	—	(96)	—	—	(96)
Net interest expense (income)	8	114	(7)	—	115
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(14)	303	181	—	470
Less: Income tax expense	—	86	36	—	122
Add: Equity in net earnings of subsidiaries	362	145	—	(507)	—
Net income	$348	$362	$145	$(507)	$348

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$434	$428	$124	$(552)	$434
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	120	(104)	—	16
Change in derivatives designated as cash flow hedges	—	2	—	—	2
Change in pension and post-retirement defined benefit plans	—	19	1	—	20
Other comprehensive income (loss) before income taxes	—	141	(103)	—	38
Income tax expense on above items	—	(22)	—	—	(22)
Equity accounted investments	16	(103)	—	87	—
Other comprehensive income (loss)	16	16	(103)	87	16
Comprehensive income	$450	$444	$21	$(465)	$450

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$348	$362	$145	$(507)	$348
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(150)	130	—	(20)
Change in derivatives designated as cash flow hedges	—	21	—	—	21
Change in pension and post-retirement defined benefit plans	—	28	1	—	29
Other comprehensive (loss) income before income taxes	—	(101)	131	—	30
Income tax recovery on above items	—	6	—	—	6
Equity accounted investments	36	131	—	(167)	—
Other comprehensive income	36	36	131	(167)	36
Comprehensive income	$384	$398	$276	$(674)	$384

Interim Condensed Consolidating Balance Sheets
As at March 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$226	$126	$—	$352
Accounts receivable, net	—	562	182	—	744
Accounts receivable, intercompany	131	166	207	(504)	—
Short-term advances to affiliates	—	1,205	4,681	(5,886)	—
Materials and supplies	—	145	37	—	182
Other current assets	—	78	20	—	98
	131	2,382	5,253	(6,390)	1,376
Long-term advances to affiliates	1,090	5	91	(1,186)	—
Investments	—	26	175	—	201
Investments in subsidiaries	11,195	12,032	—	(23,227)	—
Properties	—	9,592	8,720	—	18,312
Goodwill and intangible assets	—	—	198	—	198
Pension asset	—	1,352	—	—	1,352
Other assets	—	141	330	—	471
Deferred income taxes	6	—	—	(6)	—
Total assets	$12,422	$25,530	$14,767	$(30,809)	$21,910
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$93	$864	$355	$—	$1,312
Accounts payable, intercompany	3	335	166	(504)	—
Short-term advances from affiliates	5,512	370	4	(5,886)	—
Long-term debt maturing within one year	—	496	—	—	496
	5,608	2,065	525	(6,390)	1,808
Pension and other benefit liabilities	—	637	77	—	714
Long-term advances from affiliates	—	1,180	6	(1,186)	—
Other long-term liabilities	—	229	369	—	598
Long-term debt	—	8,373	54	—	8,427
Deferred income taxes	—	1,851	1,704	(6)	3,549
Total liabilities	5,608	14,335	2,735	(7,582)	15,096
Shareholders’ equity
Share capital	1,997	537	5,946	(6,483)	1,997
Additional paid-in capital	46	1,663	94	(1,757)	46
Accumulated other comprehensive (loss) income	(2,027)	(2,027)	736	1,291	(2,027)
Retained earnings	6,798	11,022	5,256	(16,278)	6,798
	6,814	11,195	12,032	(23,227)	6,814
Total liabilities and shareholders’ equity	$12,422	$25,530	$14,767	$(30,809)	$21,910

Condensed Consolidating Balance Sheets
As at December 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$42	$19	$—	$61
Accounts receivable, net	—	629	186	—	815
Accounts receivable, intercompany	125	167	224	(516)	—
Short-term advances to affiliates	—	1,602	4,651	(6,253)	—
Materials and supplies	—	136	37	—	173
Other current assets	—	39	29	—	68
	125	2,615	5,146	(6,769)	1,117
Long-term advances to affiliates	1,090	5	93	(1,188)	—
Investments	—	24	179	—	203
Investments in subsidiaries	11,443	12,003	—	(23,446)	—
Properties	—	9,579	8,839	—	18,418
Goodwill and intangible assets	—	—	202	—	202
Pension asset	—	1,243	—	—	1,243
Other assets	—	57	14	—	71
Deferred income taxes	6	—	—	(6)	—
Total assets	$12,664	$25,526	$14,473	$(31,409)	$21,254
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$115	$1,017	$317	$—	$1,449
Accounts payable, intercompany	4	344	168	(516)	—
Short-term advances from affiliates	5,909	341	3	(6,253)	—
Long-term debt maturing within one year	—	506	—	—	506
	6,028	2,208	488	(6,769)	1,955
Pension and other benefit liabilities	—	639	79	—	718
Long-term advances from affiliates	—	1,182	6	(1,188)	—
Other long-term liabilities	—	120	117	—	237
Long-term debt	—	8,135	55	—	8,190
Deferred income taxes	—	1,799	1,725	(6)	3,518
Total liabilities	6,028	14,083	2,470	(7,963)	14,618
Shareholders’ equity
Share capital	2,002	538	5,946	(6,484)	2,002
Additional paid-in capital	42	1,656	92	(1,748)	42
Accumulated other comprehensive (loss) income	(2,043)	(2,043)	839	1,204	(2,043)
Retained earnings	6,635	11,292	5,126	(16,418)	6,635
	6,636	11,443	12,003	(23,446)	6,636
Total liabilities and shareholders’ equity	$12,664	$25,526	$14,473	$(31,409)	$21,254

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$687	$198	$219	$(691)	$413
Investing activities
Additions to properties	—	(141)	(83)	—	(224)
Proceeds from sale of properties and other assets	—	4	2	—	6
Advances to affiliates	—	(250)	(30)	280	—
Repayment of advances to affiliates	—	643	—	(643)	—
Other	—	—	(1)	—	(1)
Cash provided by (used in) investing activities	—	256	(112)	(363)	(219)
Financing activities
Dividends paid	(91)	(691)	—	691	(91)
Issuance of CP Common Shares	4	—	—	—	4
Purchase of CP Common Shares	(207)	—	—	—	(207)
Issuance of long-term debt, excluding commercial paper	—	397	—	—	397
Repayment of long-term debt, excluding commercial paper	—	(5)	—	—	(5)
Advances from affiliates	250	30	—	(280)	—
Repayment of advances from affiliates	(643)	—	—	643	—
Cash (used in) provided by financing activities	(687)	(269)	—	1,054	98
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(1)	—	—	(1)
Cash position
Increase in cash and cash equivalents	—	184	107	—	291
Cash and cash equivalents at beginning of period	—	42	19	—	61
Cash and cash equivalents at end of period	$—	$226	$126	$—	$352

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2018

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$65	$392	$135	$(195)	$397
Investing activities
Additions to properties	—	(122)	(119)	—	(241)
Proceeds from sale of properties and other assets	—	3	1	—	4
Advances to affiliates	—	(307)	—	307	—
Repayment of advances to affiliates	—	—	502	(502)	—
Repurchase of share capital from affiliates	—	423	—	(423)	—
Other	—	—	(1)	—	(1)
Cash (used in) provided by investing activities	—	(3)	383	(618)	(238)
Financing activities
Dividends paid	(82)	(82)	(113)	195	(82)
Return of share capital to affiliates		—	(423)	423	—
Issuance of CP Common Shares	8	—	—	—	8
Purchase of CP Common Shares	(298)	—	—	—	(298)
Repayment of long-term debt, excluding commercial paper	—	(5)	—	—	(5)
Advances from affiliates	307	—	—	(307)	—
Repayment of advances from affiliates	—	(502)	—	502	—
Cash used in financing activities	(65)	(589)	(536)	813	(377)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	2	3	—	5
Cash position
Decrease in cash and cash equivalents	—	(198)	(15)	—	(213)
Cash and cash equivalents at beginning of period	—	241	97	—	338
Cash and cash equivalents at end of period	$—	$43	$82	$—	$125

Summary of Rail Data

	First Quarter
Financial (millions, except per share data)	2019	2018	Total Change	% Change

Revenues
Freight	$1,726	$1,625	$101	6
Non-freight	41	37	4	11
Total revenues	1,767	1,662	105	6

Operating expenses
Compensation and benefits	406	374	32	9
Fuel	209	215	(6)	(3)
Materials	57	55	2	4
Equipment rents	35	33	2	6
Depreciation and amortization	160	170	(10)	(6)
Purchased services and other	357	275	82	30
Total operating expenses	1,224	1,122	102	9

Operating income	543	540	3	1

Less:
Other (income) expense	(47)	51	(98)	(192)
Other components of net periodic benefit recovery	(97)	(96)	(1)	1
Net interest expense	114	115	(1)	(1)

Income before income tax expense	573	470	103	22

Income tax expense	139	122	17	14

Net income	$434	$348	$86	25
Operating ratio (%)	69.3	67.5	1.8	180 bps

Basic earnings per share	$3.10	$2.41	$0.69	29

Diluted earnings per share	$3.09	$2.41	$0.68	28

Shares Outstanding
Weighted average number of shares outstanding (millions)	140.1	144.4	(4.3)	(3)
Weighted average number of diluted shares outstanding (millions)	140.5	144.8	(4.3)	(3)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.75	0.79	(0.04)	(5)
Average foreign exchange rate (Canadian$/US$)	1.33	1.26	0.07	6

Summary of Rail Data (Continued)

	First Quarter
Commodity Data	2019	2018	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$380	$357	$23	6	4
- Coal	158	151	7	5	3
- Potash	114	112	2	2	(2)
- Fertilizers and sulphur	57	61	(4)	(7)	(8)
- Forest products	73	66	7	11	7
- Energy, chemicals and plastics	315	257	58	23	18
- Metals, minerals, and consumer products	173	183	(10)	(5)	(9)
- Automotive	76	71	5	7	3
- Intermodal	380	367	13	4	2

Total Freight Revenues	$1,726	$1,625	$101	6	3

Freight Revenue per Revenue Ton-Mile (RTM) (cents)
- Grain	4.55	4.09	0.46	11	8
- Coal	3.01	2.90	0.11	4	3
- Potash	2.48	2.56	(0.08)	(3)	(6)
- Fertilizers and sulphur	6.38	5.74	0.64	11	7
- Forest products	6.23	5.84	0.39	7	3
- Energy, chemicals and plastics	4.96	4.18	0.78	19	15
- Metals, minerals, and consumer products	7.07	6.27	0.80	13	8
- Automotive	22.84	23.32	(0.48)	(2)	(6)
- Intermodal	5.74	5.68	0.06	1	—

Total Freight Revenue per RTM	4.79	4.47	0.32	7	4

Freight Revenue per Carload
- Grain	$4,089	$3,650	$439	12	9
- Coal	2,237	2,079	158	8	7
- Potash	2,996	3,010	(14)	—	(3)
- Fertilizers and sulphur	4,197	4,074	123	3	—
- Forest products	4,288	3,937	351	9	5
- Energy, chemicals and plastics	3,998	3,468	530	15	12
- Metals, minerals, and consumer products	3,239	3,126	113	4	(1)
- Automotive	3,048	2,792	256	9	4
- Intermodal	1,542	1,458	84	6	4

Total Freight Revenue per Carload	$2,716	$2,503	$213	9	6

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
Commodity Data (Continued)	2019	2018	Total Change	% Change

Millions of RTM
- Grain	8,352	8,729	(377)	(4)
- Coal	5,232	5,218	14	—
- Potash	4,573	4,381	192	4
- Fertilizers and sulphur	902	1,061	(159)	(15)
- Forest products	1,179	1,122	57	5
- Energy, chemicals and plastics	6,359	6,157	202	3
- Metals, minerals, and consumer products	2,448	2,924	(476)	(16)
- Automotive	335	305	30	10
- Intermodal	6,622	6,458	164	3

Total RTMs	36,002	36,355	(353)	(1)

Carloads (thousands)
- Grain	92.8	97.7	(4.9)	(5)
- Coal	70.4	72.8	(2.4)	(3)
- Potash	37.9	37.3	0.6	2
- Fertilizers and sulphur	13.7	14.9	(1.2)	(8)
- Forest products	17.1	16.7	0.4	2
- Energy, chemicals and plastics	78.8	74.2	4.6	6
- Metals, minerals, and consumer products	53.5	58.6	(5.1)	(9)
- Automotive	25.1	25.5	(0.4)	(2)
- Intermodal	246.3	251.4	(5.1)	(2)

Total Carloads	635.6	649.1	(13.5)	(2)

	First Quarter
	2019	2018	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$406	$374	$32	9	7
Fuel	209	215	(6)	(3)	(7)
Materials	57	55	2	4	4
Equipment rents	35	33	2	6	—
Depreciation and amortization	160	170	(10)	(6)	(7)
Purchased services and other	357	275	82	30	27

Total Operating Expenses	$1,224	$1,122	$102	9	7

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
	2019	2018(1)	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	64,854	64,411	443	1
Train miles (thousands)	7,823	7,642	181	2
Average train weight - excluding local traffic (tons)	8,868	8,989	(121)	(1)
Average train length - excluding local traffic (feet)	7,165	7,229	(64)	(1)
Average terminal dwell (hours)	7.9	7.9	—	—
Average train speed (mph)(2)	21.1	20.6	0.5	2
Fuel efficiency(3)	1.014	0.984	0.030	3
U.S. gallons of locomotive fuel consumed (millions)(4)	65.7	62.9	2.8	4
Average fuel price (U.S. dollars per U.S. gallon)	2.40	2.70	(0.30)	(11)

Total Employees and Workforce

Total employees (average)(5)	12,844	12,173	671	6
Total employees (end of period)(5)	12,995	12,328	667	5
Workforce (end of period)(6)	13,037	12,398	639	5

Safety Indicators

FRA personal injuries per 200,000 employee-hours	1.97	1.57	0.40	25
FRA train accidents per million train miles	1.62	1.19	0.43	36

(1)
Certain figures have been revised to conform with current presentation or have been updated to reflect new information as certain operating statistics are estimated and can continue to be updated as actuals settle.

(2)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It excludes delay time related to customer or foreign railways, and also excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures

The Company presents Non-GAAP measures including Free cash to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Adjusted Performance Measures

The Company uses adjusted earnings results including Adjusted income and Adjusted diluted earnings per share ("EPS") to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, the foreign exchange ("FX") impact of translating the Company's debt and lease liabilities, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first three months of 2019 and the twelve months of 2018 include:

2019:

•	a non-cash gain of $45 million ($42 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 30 cents.

2018:

•	in the second quarter, a deferred tax recovery of $21 million due to reductions in the Missouri and Iowa state tax rates that favourably impacted Diluted EPS by 15 cents; and

•	during the course of the year, a net non-cash loss of $168 million ($150 million after deferred tax) due to FX translation of debt as follows:

–	in the fourth quarter, a $113 million loss ($103 million after deferred tax) that unfavourably impacted Diluted EPS by 72 cents;

–	in the third quarter, a $38 million gain ($33 million after deferred tax) that favourably impacted Diluted EPS by 23 cents;

–	in the second quarter, a $44 million loss ($38 million after deferred tax) that unfavourably impacted Diluted EPS by 27 cents; and

–	in the first quarter, a $49 million loss ($42 million after deferred tax) that unfavourably impacted Diluted EPS by 29 cents.

2019 Outlook
As a result of a 2019 plan built on sustainable, profitable, growth along with further productivity improvement, CP expects mid-single digit revenue ton mile ("RTM") growth and double-digit adjusted diluted EPS growth. CP expectations for adjusted diluted EPS growth in 2019 are based on adjusted diluted EPS of $14.51 in 2018. As CP continues to enhance the service, productivity and safety of the network, the company plans to invest approximately $1.6 billion in capital programs. CP’s outlook assumes a U.S.-to-Canadian dollar exchange rate of approximately $1.30, an effective tax rate of 25.5 to 26 percent, and no material land sales. CP estimates other components of net periodic benefit recovery to increase by approximately $9 million versus 2018. Adjusted diluted EPS is defined and discussed further below.

Although CP has provided a forward-looking non-GAAP measure, it is not practicable to provide a reconciliation to a forward-looking reported Diluted EPS, the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In past years, CP has recognized significant asset impairment charges and management transition costs related to senior executives. These or other similar, large unforeseen transactions affect Diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the Canadian-to-U.S. dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company’s debt and lease liabilities from Adjusted diluted EPS. Please see forward-looking Information in this Earnings Release for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the non-GAAP measures for the three months ended March 31, 2019 and 2018, and the twelve months ended December 31, 2018:

Adjusted income is calculated as Net income reported on a GAAP basis less significant items.

	For the three months ended March 31		For the twelve months ended December 31
(in millions)	2019	2018	2018
Net income as reported	$434	$348	$1,951
Less significant items (pretax):
Impact of FX translation on debt and lease liabilities	45	(49)	(168)
Add:
Tax effect of adjustments(1)	3	(7)	(18)
Income tax rate change	—	—	(21)
Adjusted income	$392	$390	$2,080
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the applicable tax rate for the above items of 6.45% for the three months ended March 31, 2019, 13.43% for the three months ended March 31, 2018, and 10.64% for the twelve months ended December 31, 2018, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended March 31		For the twelve months ended December 31
	2019	2018	2018
Diluted earnings per share as reported	$3.09	$2.41	$13.61
Less significant items (pretax):
Impact of FX translation on debt and lease liabilities	0.32	(0.34)	(1.17)
Add:
Tax effect of adjustments(1)	0.02	(0.05)	(0.12)
Income tax rate change	—	—	(0.15)
Adjusted diluted earnings per share	$2.79	$2.70	$14.51
(1) The tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the applicable tax rate for the above items of 6.45% for the three months ended March 31, 2019, 13.43% for the three months ended March 31, 2018, and 10.64% for the twelve months ended December 31, 2018, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, and the cash settlement of hedges settled upon issuance of debt. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the consolidated financial statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended March 31
(in millions)	2019	2018
Cash provided by operating activities	$413	$397
Cash used in investing activities	(219)	(238)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(1)	5
Free cash	$193	$164

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended March 31
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Freight revenues by line of business
Grain	$380	$357	$10	$367	4
Coal	158	151	2	153	3
Potash	114	112	4	116	(2)
Fertilizers & sulphur	57	61	1	62	(8)
Forest products	73	66	2	68	7
Energy, chemicals & plastics	315	257	9	266	18
Metals, minerals & consumer products	173	183	8	191	(9)
Automotive	76	71	3	74	3
Intermodal	380	367	5	372	2
Freight revenues	1,726	1,625	44	1,669	3
Non-freight revenues	41	37	—	37	11
Total revenues	$1,767	$1,662	$44	$1,706	4

FX adjusted % changes in operating expenses are as follows:

	For the three months ended March 31
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Compensation and benefits	$406	$374	$6	$380	7
Fuel	209	215	9	224	(7)
Materials	57	55	—	55	4
Equipment rents	35	33	2	35	—
Depreciation and amortization	160	170	2	172	(7)
Purchased services and other	357	275	6	281	27
Total operating expenses	$1,224	$1,122	$25	$1,147	7

FX adjusted % change in operating income is as follows:

	For the three months ended March 31
(in millions)	Reported 2019	Reported 2018	Variance due to FX	FX Adjusted 2018	FX Adjusted % Change
Operating income	$543	$540	$19	$559	(3)